FOR IMMEDIATE RELEASE

                     ACCELIO(TM) BOARD REJECTS OPEN TEXT BID
           Accelio responds to Open Text Corporation's application to
                          Ontario Securities Commission

Ottawa,  Ontario - January 11, 2002 - Accelio  Corporation  (NASDAQ:  ACLO, TSE:
LIO), a leading global provider of Web-enabled business process solutions, today announced its primary reasons for rejecting the unsolicited bid by Open Text Corporation. Accelio also provided a response to an application by Open Text to the Ontario Securities Commission for an order to require Accelio to deliver its Directors' Circular in response to the unsolicited bid of Open Text for all of the shares of Accelio.


After consulting with staff of the Ontario Securities Commission, Accelio was advised that an order was not required, given that the Directors' Circular was delivered to Accelio shareholders on January 10, 2002. OSC staff has advised Accelio of its view that the Open Text take-over bid commenced on December 20, 2001. The OSC has advised Accelio that it has recommended to Open Text that it withdraw its application to the OSC.


"As indicated in the Accelio Directors' Circular, the Open Text offer is wholly inadequate," said Kevin Francis, President and Chief Executive Officer of Accelio Corporation. "The Accelio Directors' Circular cites a number of reasons supporting the Board's recommendation that Accelio shareholders not tender their shares to the Open Text offer."


As stated in the Accelio Directors' Circular, the Board of Directors is of the view that the Cdn.$2.75 offered by Open Text for each Common Share is financially inadequate for the following reasons:

o CIBC World Markets has provided a written opinion to the Board of Accelio dated January 4, 2002 stating that, in its opinion, the $2.75 per common share being offered to Accelio shareholders pursuant to the Open Text offer is, as at January 4, 2002, inadequate, from a financial point of view (the text of this opinion is attached as Schedule A to the Directors' Circular);

o The Open Text offer is low when compared to customary financial benchmarks for comparable transactions;

o    The  offer  does not  recognize  the  substantial  value of  Accelio's  tax
     benefits  of   approximately   $140   million  and  net  cash  on  hand  of
     approximately  $19.6  million  as of  October  31,  2001;  and

o The Offer represents a discount to the current market price of the Accelio common shares.


                                   -- MORE --

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Accelio Board Rejects Open Text Bid                                       Page 2

The Directors' Circular further states that the Open Text offer is an attempt to acquire Accelio before the positive impact of the following changes are reflected in the market price of the Common Shares. These changes include:

     o Significant changes to Accelio's sales organization, including an expansion of its sales force;

     o The strengthening of the Accelio management team in all major departments over the last 18 months;

     o A significant strategic partnership with Accenture Ltd. (coupled with Accelio's established customer base of more than 7,000 customers in 55 countries); and

     o The restructuring of Accelio's cost base, through a series of layoffs and internal reorganizations, and the modification of Accelio's executive bonus incentive program to align it more closely with considerations of Accelio shareholder value.


Accelio shareholders are advised to review the Directors' Circular for a complete explanation of the reasons for the rejection recommendation. The Directors' Circular was delivered by mail to all registered shareholders of Accelio Corporation beginning January 10, 2002. A copy of the Directors' Circular is available on SEDAR at www.sedar.com and on the Accelio Website at: http://www.accelio.com/includes/vault/pdf/AccelioDirectorsCircular.pdf.

The Board of Directors continues to consider a variety of alternatives for Accelio including possible alternative transactions with a number of interested parties. The Open Text offer will not expire before February 4, 2002 and Accelio shareholders are encouraged to await further communication from their Board of Directors.

About Accelio

Accelio Corporation (formerly JetForm Corporation) is a leading global provider of Web-enabled business process solutions. Accelio helps organizations to gain sustainable advantage by extending and accelerating their core business processes. The Accelio family of integrated software solutions empower organizations to capture, integrate, and present strategically relevant information for employees, partners, and customers - enabling them to work smarter and more productively.

With fiscal 2001 revenues of over $100 million, and in business since 1982, the Accelio global distribution network spans every continent, with more than 8.5 million users worldwide. Accelio customers are Global 2000 organizations in the financial services, banking, manufacturing, utilities, and public sectors. For more information on Accelio, visit: www.accelio.com.

Accelio is a trademark of Accelio Corporation and may be registered in certain jurisdictions.


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Contacts:
Susanne Gossage                    Eileen Foley                   Nicola Clarke McIsaac
BenchMark Porter Novelli           Accelio Public Relations       Accelio Investor Relations
416-422-7196                       613-751-4800 ext. 5273         905-947-8485 ext. 3218
sgossage@bmporternovelli.com       efoley@accelio.com             nclarke@accelio.com
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